FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226082-03

Sent: Thursday, June 27, 2019 4:22 PM

Subject: GSMS 2019-GC40 IOs -- Pricing Spots (external)

GSMS 2019-GC40 IOs -- Pricing Spots (external)

Treasuries

7yr: 101-18+

10yr: 103-07+

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